EXHIBIT 10.2
JUNE 2020 MODIFICATION OF LIQUIDITY FACILITY LOAN DOCUMENTS
(Relating to the Third Amended and Restated Liquidity Credit Agreement dated as January 9, 2018)
This JUNE 2020 MODIFICATION OF LIQUIDITY FACILITY LOAN DOCUMENTS (this “Modification”), effective as of June 11, 2020, by and among TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Borrower”), TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation (“Guarantor”), BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent (in such capacity, the “Administrative Agent”), and the institutions from time to time parties thereto as lenders (the “Lenders”) under that certain Third Amended and Restated Liquidity Credit Agreement dated as of January 9, 2018 (as the same may have been from time to time amended, restated, extended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) and is an amendment to and modification of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents referenced therein, as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement, as amended hereby.
WHEREAS, the Borrower has requested that the Administrative Agent and Lenders amend the Loan Documents in accordance with the terms hereof; and
WHEREAS, the Administrative Agent and Lenders have agreed, based on Borrower’s request, to amend the Loan Documents on the terms and conditions set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.	Amendments to Credit Agreement. The Credit Agreement is hereby modified as follows:
(A)The definition of the term “Adjusted Unencumbered Asset Value” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Adjusted Unencumbered Asset Value” shall mean, as of any Calculation Date, the aggregate amount (without duplication) of the following, but only if and to the extent held directly by the Borrower or any Wholly-Owned Subsidiary or Controlled Subsidiary that is not an Exempt Subsidiary on and as of such Calculation Date:
(a)the sum of:
(i)    unrestricted cash and Cash Equivalents held (excluding any tenant deposits); plus
(ii)    cost value of Projects Under Development that are included in Unencumbered Assets (provided however, that the amount included under this item (a)(ii) shall (A) not comprise more than fifteen percent (15%) of the total amount of Adjusted Unencumbered Asset Value and (B) include only costs incurred as of any Calculation Date); plus
(iii)    cost value of New Developments that are included in Unencumbered Assets (provided however, that the amount included under this item (a)(iii) shall include only costs incurred as of any Calculation Date); plus
(b)an amount equal to:
(i)     (x) Unencumbered EBITDA for the Calculation Period applicable to such Calculation Date (as adjusted by the Borrower (1) to take into account the Unencumbered EBITDA of any dispositions during such Calculation Period of Unencumbered Assets and (2) to deduct Unencumbered EBITDA for any Projects Under Development and New Developments that are included in Unencumbered Assets, each of which adjustments must be approved by the Administrative Agent in its reasonable discretion), minus (y) the Capital Expenditure Reserve with respect to such assets (excluding Projects Under Development and New Developments that are included in Unencumbered Assets); divided by

42432048v3

(ii)    .0650
provided, however, that (I) not less than ninety percent (90%) of the sum of items (a)(ii), (a)(iii) and (b) must be derived from retail properties; provided, that if, and to the extent, the amount of the sum of said items (a)(ii), (a)(iii) and (b) derived from non-retail properties exceeds ten percent (10%) of Adjusted Unencumbered Asset Value, said excess shall not be included in Adjusted Unencumbered Asset Value, (II) the Unencumbered Assets from which items (a)(iii) and (b) are derived must have an average occupancy rate of not less than eighty-five percent (85%), determined on a weighted average basis; provided, that if, and to the extent, such average occupancy rate is less than eighty-five percent (85%), amounts attributable to Unencumbered Assets contributing to items (a)(iii) and/or (b) must be removed from the calculation thereof to the extent necessary to cause such occupancy rate to equal or exceed eighty-five percent (85%), and (III) no more than 10.0% of the assets contributing to the determination of Adjusted Unencumbered Asset Value may be allocable to assets owned by Controlled Subsidiaries (and any final calculation of Adjusted Unencumbered Asset Value shall be revised to remove any such excess).”
(B)The definition of the term “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

““Applicable Rate” means, from time to time, the sum of (a) the Leverage Adjustment, plus (b) the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level		Eurocurrency Applicable Spread %	Base Rate Applicable Spread	Facility Fee

1	>A+/A1	0.700%	0.000%	0.100%
2	A/A2	0.775%	0.000%	0.100%
3	A-/A3	0.825%	0.000%	0.125%
4	BBB+/Baa1	0.875%	0.000%	0.150%
5	BBB/Baa2	1.000%	0.000%	0.200%
6	BBB-/Baa3	1.200%	0.200%	0.250%
7	<BBB-/Baa3	1.550%	0.550%	0.300%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 7 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is attributable to such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 7 shall apply.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Any change in the Borrower’s Debt Rating which would cause it to move to a different Pricing Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower that the Borrower’s Debt Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Debt Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Pricing Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Debt Rating has changed.

Changes in the Leverage Adjustment shall be effective as of the Leverage Adjustment Date applicable to any calendar quarter-end.”
(C)The definition of the term “Bail-In Action” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.”
(D)The definition of the term “Bail-In Legislation” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).”
(E)The definition of the term “Disposition” or “Dispose” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.”
(F)The definition of the term “EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““EBITDA” shall mean, as of any Calculation Date and for the applicable Calculation Period: (a) Borrower’s and each Wholly-Owned Subsidiary’s earnings before interest, income taxes, depreciation, and amortization, all determined in accordance with GAAP consistently applied (excluding extraordinary or non-recurring gains or losses and excluding earnings attributable to Joint Ventures or Joint Venture Projects), plus (b) Borrower’s Equity Percentage of earnings before interest, taxes, depreciation, and amortization for Joint Ventures and Joint Venture Projects, all determined in accordance with GAAP consistently applied (excluding extraordinary gains or losses); provided, that, for purposes of this definition:
(i)     nonrecurring items shall be deemed to include (A) gains and losses on sale of any Property or Project, (B) gains and losses on early extinguishment of Indebtedness, (C) non-cash severance and other non-cash restructuring charges, (D) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP, and (E) impairment charges;
(ii)     EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 141; and
(iii)     to the extent EBITDA is, for any Calculation Period, determined on an annualized basis for a period of less than twelve (12) calendar months, such determination shall be adjusted to account for any one-time or other lump sum annual or semi-annual payments (whether for taxes, insurance, or otherwise) made or not made during such period.”
(G)The definition of the term “Eurocurrency Rate” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Eurocurrency Rate” means:
(a)    With respect to any Credit Extension:

(i)    denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii)    denominated in Canadian dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(b)    for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that:
(1)    To the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice;
(2)    To the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and
(3)    If the Eurocurrency Rate shall be less than 0.25% per annum, such rate shall be deemed to be 0.25% per annum for purposes of this Agreement.”
(H)The definition of the term “Loan Documents” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Loan Documents” means this Agreement, each Note, the Guaranty, the Modifications, and any other documents, instruments or agreements executed and delivered by the Borrower and/or any Guarantor related to the foregoing.”
(I)The definition of the term “Total Adjusted Asset Value” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Total Adjusted Asset Value” shall mean, as of any Calculation Date:
(a)    the sum of:
(i)    unrestricted cash and Cash Equivalents held by the Consolidated Parties (excluding any tenant deposits); plus
(ii)    the cost value of all undeveloped holdings (raw land or land which is not otherwise an operating property other than any properties determined to be Projects Under Development) held by the Consolidated Parties determined in accordance with GAAP; plus
(iii)    the value of the Consolidated Parties’ Securities Holdings; plus
(iv)    the value of all Mortgages held by the Consolidated Parties; plus

(v)    cost value of Projects Under Development (including only costs incurred as of any Calculation Date and not including the cost value of Projects Under Development which constitute Joint Venture Projects); plus
(vi)    cost value of New Developments (including only costs incurred as of any Calculation Date and not including the cost value of New Developments which constitute Joint Venture Projects); plus
(vii)    Borrower’s Equity Percentage of the cost value of Joint Venture Projects which comply with the definition of Projects Under Development and New Development (including only costs incurred as of any Calculation Date); plus
(b)    an amount equal to
(i)    (A) an amount equal to the TAV EBITDA for the Calculation Period applicable to such Calculation Date (as adjusted by the Borrower (1) to take into account the TAV EBITDA of any dispositions during such Calculation Period and (2) to deduct TAV EBITDA derived from Projects Under Development or New Developments, each of which adjustments must be approved by Administrative Agent in its reasonable discretion), minus (B) the sum of (1) a capital expenditure allowance of $0.15 times owned gross leasable area of projects wholly owned by the Borrower or any Wholly-Owned Subsidiary thereof, plus (2) a capital expenditure allowance of $0.15 times gross leasable area of Joint Venture Projects multiplied by the Borrower’s Equity Percentage of such Joint Venture Projects (excluding Projects Under Development and New Developments); divided by
(ii)    .0650
provided, that for purposes of calculating Total Adjusted Asset Value:
(I)    the total amount attributable to item (a)(ii) above shall be limited to five percent (5%) of Total Adjusted Asset Value and, to the extent the amount attributable to item (a)(ii) above exceeds such threshold, such amount shall be reduced, in the overall calculation of Total Adjusted Asset Value, such that it equals five percent (5%) of the Total Adjusted Asset Value;
(II)    the total amount attributable to item (a)(iii) above shall be limited to five percent (5%) of Total Adjusted Asset Value and, to the extent the amount attributable to item (a)(iii) above exceeds such threshold, such amount shall be reduced, in the overall calculation of Total Adjusted Asset Value, such that it equals five percent (5%) of the Total Adjusted Asset Value;
(III)    the total amount attributable to item (a)(v) above shall be limited to twenty-five percent (25%) of Total Adjusted Asset Value and, to the extent the amount attributable to item (a)(v) above exceeds such threshold, such amount shall be reduced, in the overall calculation of Total Adjusted Asset Value, such that it equals twenty-five percent (25%) of the Total Adjusted Asset Value; and
(IV)    in addition to the restrictions set forth in items (I), (II), and (III) above, the total amount attributable to assets or TAV EBITDA generated by or attributable to items (I), (II), and (III) above, together with TAV EBITDA generated by or attributable to Joint Venture Projects and/or Joint Ventures and TAV EBITDA generated attributable to item (a)(iv) above shall, in the aggregate, be limited to thirty-five percent (35%) of Total Adjusted Asset Value and, to the extent the amount attributable to such assets exceeds such threshold, such amount shall be reduced, in the overall calculation of Total Adjusted Asset Value, such that it equals thirty-five percent (35%) of the Total Adjusted Asset Value.”
(J)The definition of the term “Total Liabilities” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Total Liabilities” shall mean, as of any Calculation Date, (a) the sum of (i) all liabilities of the Borrower and its Wholly-Owned Subsidiaries, as calculated in accordance with GAAP (including, in any case and without limitation, deferred taxes), less (A) intercompany items, and (B) liabilities attributable to Joint Venture Projects or Joint Ventures, plus (ii) Borrower’s Equity Percentage of Total Liabilities attributable to Joint Venture Projects or Joint Ventures, less (b) the TL Netting Adjustment applicable thereto. Without duplication, Total Liabilities shall (subject to the TL Netting Adjustment) include all guarantees (other than debt constituting liability under or with respect to any guaranties of standard non-recourse carve-out obligations), endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including the obligations to reimburse the issuer in respect of any letters of credit.”
(K)The definition of the term “Unencumbered EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Unencumbered EBITDA” shall mean, as of any Calculation Date, Adjusted EBITDA directly attributable to Unencumbered Assets for the Calculation Period applicable thereto.”
(L)The definition of the term “Write-Down and Conversion Powers” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
““Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”
(M)The following defined terms are hereby added to Section 1.01 of the Credit Agreement in their respective proper alphabetical order:
““Adjusted EBITDA” shall mean, with respect to a Person as of any Calculation Date and for the Calculation Period applicable to such Calculation Date, such Person’s EBITDA for such period plus (x) any general and administrative expenses not directly attributable and charged to the Subsidiaries or Properties less (y) the greater of (i) the actual property management fee paid during such period and (ii) an imputed general external property management fee in the amount of three percent (3%) of the rental revenues derived from Properties and Projects of such Person for such period (without duplication of any general external property management fee already deducted in determining such Person’s EBITDA).”
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
““Calculation Period” means: (a) for the Calculation Date occurring on December 31, 2020, the immediately preceding three (3) calendar month period, annualized; (b) for the Calculation Date occurring on March 31, 2021, the immediately preceding six (6) calendar month period, annualized; (c) for the Calculation Date occurring on June 30, 2021, the immediately preceding nine (9) calendar month period, annualized; and (d) for all other Calculation Dates occurring during the term of this Agreement, the immediately preceding twelve (12) calendar month period.”
““Dividing Person” has the meaning assigned to it in the definition of “Division.””
““Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.”
““FC EBITDA” shall mean, as of any Calculation Date for the preceding Calculation Period or Annual Period, as applicable: (a) Borrower’s and each Wholly-Owned Subsidiary’s earnings before interest, income taxes, depreciation, and amortization, all determined in accordance with GAAP consistently applied (excluding extraordinary or non-recurring gains or losses and excluding earnings attributable to Joint Ventures or Joint

Venture Projects), plus (b) Borrower’s Equity Percentage of earnings before interest, taxes, depreciation, and amortization for Joint Ventures and Joint Venture Projects, all determined in accordance with GAAP consistently applied (excluding extraordinary gains or losses); provided, that, for purposes of this definition:
(i)    nonrecurring items shall be deemed to include (A) gains and losses on sale of any Property or Project, (B) gains and losses on early extinguishment of Indebtedness, (C) non-cash severance and other non-cash restructuring charges, (D) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP and (E) impairment charges;
(ii)    FC EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 141; and
(iii)    to the extent FC EBITDA is, for any Calculation Period, determined on an annualized basis for a period of less than twelve (12) calendar months, such determination shall be adjusted to account for any one-time or other lump sum annual or semi-annual payments (whether for taxes, insurance, or otherwise) made or not made during such period.”
““Fixed Charge Coverage Ratio” means, for any Calculation Date, the ratio of (a) FC EBITDA for the Annual Period ending on such Calculation Date to (b) Fixed Charges for the Annual Period ending on such Calculation Date.”
““Leverage Adjustment” means (a) as of any date commencing with the Leverage Adjustment Date for the fiscal quarter ending September 30, 2020 through and including the Leverage Adjustment Date for the fiscal quarter ending June 30, 2021 that the Total Leverage Ratio as of the most recent fiscal quarter-end Calculation Date for which a Leverage Adjustment Date has occurred on or prior to such date is equal to or greater than 60.0%, fifty (50) basis points per annum (it being understood that the applicability of any Leverage Adjustment will be determined anew on each Leverage Adjustment Date within such period); and (b) for all other dates during the term of this Agreement (including, for avoidance of doubt, any date after the Leverage Adjustment Date for the fiscal quarter ending June 30, 2021 (expected to be on or around mid-August 2021)), zero (0) basis points per annum.”
““Leverage Adjustment Date” means, with respect to the end of any fiscal quarter, the first Business Day immediately following the earlier of (a) the receipt by the Administrative Agent of a Compliance Certificate delivered in accordance with Section 6.02(b)(i) for such fiscal quarter reflecting that the Total Leverage Ratio has changed in a manner that causes a change in the Leverage Adjustment; and (b) if the Borrower has not delivered the Compliance Certificate for such fiscal quarter-end as required by such Section in a timely manner but the Administrative Agent becomes aware that the Leverage Adjustment has changed (such determination to be made in the reasonable discretion of the Administrative Agent), the date the Administrative Agent becomes aware that the Leverage Adjustment has changed.”
““Modifications” means a collective reference to (a) that certain June 2020 Modification of Liquidity Facility Loan Documents dated as of June 11, 2020 (together with any fee letters or other agreements entered into in connection therewith); and (b) each other document, instrument, or agreement amending, restating, supplementing, extending, or otherwise modifying any of the Loan Documents from time to time entered into in accordance with the terms of the respective Loan Documents.”
““Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.”
““Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.”
““SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator)

on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.”
““SOFR-Based Rate” means SOFR or Term SOFR.”
““TAUI Netting Adjustment” means, as of any Calculation Date, an amount equal to the lesser of (a) the aggregate amount of Total Unsecured Indebtedness outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date; and (b) (i) the aggregate amount of all unrestricted cash and Cash Equivalents held by the Consolidated Parties (excluding any tenant deposits) on such date to the extent available for the repayment of Total Unsecured Indebtedness of the type described in clause (a) above, less (ii) $30,000,000.00; provided, however, that if the amount determined pursuant to this clause (b) would otherwise be less than zero (0), the amount determined pursuant to this clause (b) shall be deemed to be zero (0) for purposes hereof.”
““TAV EBITDA” shall mean, as of any Calculation Date, Adjusted EBITDA directly attributable to all Properties and Projects for the Calculation Period applicable thereto.”
““TL Netting Adjustment” means, as of any Calculation Date, an amount equal to the lesser of (a) the aggregate amount of Total Liabilities outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date; and (b) (i) the aggregate amount of all unrestricted cash and Cash Equivalents held by the Consolidated Parties (excluding any tenant deposits) on such date to the extent available for the repayment of Total Liabilities of the type described in clause (a) above, less (ii) $30,000,000.00; provided, however, that if the amount determined pursuant to this clause (b) would otherwise be less than zero (0), the amount determined pursuant to this clause (b) shall be deemed to be zero (0) for purposes hereof.”
““Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent in its reasonable discretion) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.”
““Total Adjusted Unsecured Indebtedness” means, as of any Calculation Date, an amount equal to Total Unsecured Indebtedness as of such date, less an amount equal to the TAUI Netting Adjustment.”
““Total Leverage Ratio” means, as of any Calculation Date, the ratio of (a) Total Liabilities to (b) an amount equal to Total Adjusted Asset Value, less the TL Netting Adjustment used in determining Total Liabilities for such Calculation Date.”
““Total Unencumbered Leverage Ratio” means, as of any Calculation Date, the ratio of (a) Total Adjusted Unsecured Indebtedness to (b) an amount equal to Adjusted Unencumbered Asset Value, less the TAUI Netting Adjustment used in determining Total Adjusted Unsecured Indebtedness for such Calculation Date.”
““UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.”
““UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.”
““Unencumbered FC EBITDA” shall mean, as of any Calculation Date, FC EBITDA directly attributable to Unencumbered Assets (including general and administrative expenses apportioned on a gross leaseable area basis to such Unencumbered Assets) for the Calculation Period applicable to such Calculation Date.”

(N)The following clause (e) is hereby added to Section 1.03 of the Credit Agreement immediately following clause (d) thereof:

“(e)    Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).”
(O)The following Section 1.08 is hereby added to the Credit Agreement immediately following Section 1.07 thereof:

“1.08     Applicable Rate Redeterminations.
Notwithstanding anything contained herein to the contrary, in the event that any financial statement or Compliance Certificate delivered hereunder is, as a result of any restatement or adjustment to the financial information delivered in connection herewith or otherwise, shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate based upon the provisions set forth in the definition of such term contained herein (the “Accurate Applicable Rate”) for any period that such financial statement or Compliance Certificate covered, then: (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, together with a notification that such corrected information should result in a retroactive adjustment to the Applicable Rate, (ii) the Applicable Rate shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Rate shall be reset to the Accurate Applicable Rate based upon the provisions set forth above in such definition for such period, and (iii) the Borrower shall promptly, upon demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer) pay to the Administrative Agent, for the account of the Lenders or other parties entitled thereto (as applicable), the accrued additional interest or other amounts owing as a result of such Accurate Applicable Rate for such period. This Section 1.08 shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any of Sections 2.03 or 2.08, Article VIII, or any other provision hereof. Each Borrower’s obligations under this Section 1.08 shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.”
(P)The text of Section 3.08 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(a)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)     the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.08 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans based on LIBOR shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component based on LIBOR shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.25% per annum for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.”
(Q)Sections 6.03(e) and (f) of the Credit Agreement are hereby deleted in their entirety and the following clauses (e), (f), and (g) are added to such Section 6.03 in their stead:
“(e)    of the occurrence of any Internal Control Event;
(f)    of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating; and
(g)    of any change in the Leverage Adjustment.”

(R)The following parenthetical is hereby inserted immediately following the word “Person” contained in the fourth line of the initial paragraph of Section 7.04 of the Credit Agreement: “(including, in each case, pursuant to a Division).”

(S)The text of Section 7.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Fail, at any applicable time of calculation, to comply with any of the following financial covenants; provided, that such calculations, if not calculated as of the last day of a calendar quarter, shall be calculated as of the last day of the immediately preceding calendar quarter, except that the calculation set forth in the second sentence of item (g) below shall be calculated as of the end of each fiscal year:
(a)    [Intentionally Omitted].
(b)    Total Leverage Ratio. Borrower shall not permit the Total Leverage Ratio to exceed: (A) as of any Calculation Date occurring on September 30, 2020 through (and including) the Calculation Date occurring on June 30, 2021, sixty-five percent (65%); and (B) for all other Calculation Dates occurring during the term hereof (whether prior to or following the Calculation Dates referenced in item (A) above), sixty percent (60%); provided, that, to the extent this subclause (B) would otherwise apply, such limit may, on no more than two (2) occasions during the term of this Agreement and following any Material Acquisition by the Borrower or any of the Consolidated Parties, be increased, for a period not to exceed the four (4) consecutive calendar quarters (for each such occasion) ending immediately following the consummation of such Material Acquisition, to sixty-five percent (65%).
(c)    Secured Indebtedness to Total Adjusted Asset Value. Borrower shall not permit the ratio of (i) Secured Indebtedness to (ii) the amount equal to Total Adjusted Asset Value, to exceed thirty-five percent (35%).
(d)    Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio equal to or in excess of 1.50:1.00.
(e)    Total Adjusted Unsecured Indebtedness to Adjusted Unencumbered Asset Value. Borrower shall not permit the Total Unencumbered Leverage Ratio to exceed: (A) as of any Calculation Date occurring on September 30, 2020 through (and including) the Calculation Date occurring on June 30, 2021, sixty-five percent (65%); or (B) for all other Calculation Dates occurring during the term hereof (whether prior to or following the Calculation Dates referenced in item (A) above), sixty percent (60%); provided, that, to the extent this subclause (B) would otherwise apply, such limit may, on no more than two (2) occasions during the term of this Agreement and following any Material Acquisition by the Borrower or any of the Consolidated Parties, be increased, for a period not to exceed the four (4) consecutive calendar quarters (for each such occasion) ending immediately following the consummation of such Material Acquisition, to sixty-five percent (65%).
(f)    Unencumbered Interest Coverage Ratio. Borrower shall not permit the ratio of Unencumbered FC EBITDA for the Calculation Period applicable to the most-recent Calculation Date to that portion of interest expense attributable to Total Unsecured Indebtedness outstanding during the Calculation Period applicable to such Calculation Date to be less than 1.50:1.00.
(g)    Dividends and Distributions. During the period commencing as of July 1, 2020 and continuing through (and including) June 30, 2021, Borrower shall not make any buyback or acquisition for value, direct or indirect, of any shares of any class of the Equity Interests of any Consolidated Party on the open market. Additionally, Borrower shall, to the extent an Event of Default exists under the Loan Documents, limit aggregate Restricted Payments to the minimum amount required to cause the Parent to maintain its REIT status; provided, however that if an Event of Default resulting from nonpayment or bankruptcy exists, or if the Borrower’s obligations under this Agreement have been accelerated, the Borrower shall not make any Restricted Payments.”

(T)Section 10.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“10.17    Electronic Signatures.
This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on Borrower to the same extent as a manual signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of Borrower enforceable against such in accordance with the terms thereof to the same extent as if manually executed. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Borrower without further verification and (b) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.”
(U)Section 10.18 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“10.18    USA PATRIOT Act; Beneficial Ownership Certification.
Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”), and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.”
(V)Section 10.21 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.”
(W)The following Section 10.22 is hereby added to the Credit Agreement immediately following Section 10.21 thereof (and prior to the paragraph confirming that the Credit Agreement constitutes the final agreement of the parties):

“10.22    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

2.	General Loan Document Amendments. Each of the Loan Documents is hereby further amended as follows (to the extent the amendments set forth herein do not already address such matters):
(A)Each reference to any one or more of the Loan Documents (including the Credit Agreement) contained in the Credit Agreement or any of the other Loan Documents is deemed to refer to such documents as modified by this Modification. In addition, this Modification shall be deemed to be included as a “Loan Document” in any and all references to the “Loan Documents” contained in any of the Loan Documents existing as of the date hereof or which are executed following the date hereof. Furthermore, this Modification shall be deemed to be included as a “Modification and Amendment” in any and all references to the “Modifications and Amendments” contained in any of the Loan Documents existing as of the date hereof or which are executed following the date hereof.

3.Reaffirmation of Credit Agreement and Guaranty. The Borrower and Guarantor hereby consent and agree to the terms and conditions set forth in this Modification, repeat and reaffirm their respective continuing obligations to the Administrative Agent and the Lenders under the Credit Agreement, Guaranty and the other Loan Documents (as applicable), and agree that the transactions contemplated by this Modification shall not in any way affect the validity and enforceability of the Credit Agreement, Guaranty or any other Loan Document, or reduce, impair or discharge their obligations thereunder.

4.Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties (as modified, supplemented or amended herein) made to the Administrative Agent and the Lenders in the Loan Documents to which it is a party on, and as of, the date hereof (or, if any representation and warranty expressly relates to an earlier date, on and as of such earlier date) with the same force and effect as if such representations and warranties were set forth in this Modification in full.

5.Supplemental Representations, Warranties and Covenants. As an inducement to the Administrative Agent and Lenders to enter into this Modification, Borrower and Guarantor (as applicable) each represents, warrants, covenants and acknowledges (as applicable) as follows (it being acknowledged by all parties that each such representation, warranty, covenant and acknowledgment relates to material matters upon which Lenders have relied):

(A)There are no defenses, offsets or counterclaims or other claims, legal or equitable, available to Borrower, Guarantor, or any other person or entity with respect to this Modification, the Loan Documents, or any other instrument, document and/or agreement described herein or therein, as modified and amended hereby, or with respect to the obligation of Borrower to repay the Loan, as the case may be.

(B)Each of the Borrower and Guarantor has the right and power and has obtained all authorizations necessary to execute and deliver this Modification and to perform its respective obligations hereunder and under the Credit Agreement (as amended by this Modification) and the other Loan Documents in accordance with their respective terms. This Modification has been duly executed and delivered by duly authorized officers, managers, partners or directors (as applicable) of the Borrower and Guarantor. This Modification and each of the Loan Documents (in each case as amended hereby, if applicable), is a legal, valid and binding obligation of the Borrower and/or Guarantor (as applicable), enforceable against each party thereto in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(C)There is no action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority, that has a reasonable probability of materially adversely affecting (during the term of the Loan) Borrower, Guarantor, or any transaction contemplated hereby or by the Loan Documents, or the ability of Borrower or Guarantor to perform its obligations under this Modification or the other Loan Documents as modified and amended hereby.
(D)Each of the Borrower and Guarantor is duly organized and validly existing in its state of organization. The undersigned persons are duly authorized to execute and deliver, on behalf of the Borrower and Guarantor, as applicable, this Modification, the Loan Documents, and all other instruments, documents and agreements to be delivered hereunder or in connection with the Loan. None of the individual signatories are under any legal disability.

(E)The execution and delivery by the Borrower and Guarantor of this Modification and (as applicable) the performance by such parties of this Modification and each of the Loan Documents (in each case as amended hereby, if applicable) in accordance with their respective terms, does not and will not, by the passage of time, the giving of notice or otherwise: (i) require any approvals from any governmental authority or violate any requirements of law relating to the Borrower or Guarantor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or Guarantor or any indenture, agreement or other instrument to which the Borrower or Guarantor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any lien upon or with respect to any property now owned or hereafter acquired by the Borrower or Guarantor, other than in favor of the Lenders.

(F)No Default or Event of Default exists under the Loan Documents as of the date hereof and, as of the date hereof, all of the covenants, representations and warranties made by the Borrower and/or Guarantor and contained in the Loan Documents are true and correct as of the date of this Modification.

(G)The amendments to the Credit Agreement and other Loan Documents set forth in this Modification are not intended as and do not constitute novations of any of the obligations reflected in the Credit Agreement or any of the other Loan Documents.

(H)No Loan Party is a Covered Entity or Affected Financial Institution.

6.Conditions Precedent. The effectiveness of this Modification is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(A)a counterpart of this Modification duly executed by the Borrower, Guarantor, the Administrative Agent and each of the Lenders;

(B)payment by Borrower of all fees payable for the account of the Administrative Agent and/or Lenders pursuant to any fee letter or other executed agreement that may be entered into in connection herewith;

(C)payment by Borrower of (i) all outstanding fees and expenses of the Administrative Agent and the Administrative Agent’s counsel incurred in connection with the preparation, review or negotiation of this Modification and all other amendments, restatements, supplements or negotiations related to the Loan Documents or the Loan and (ii) all other fees and expenses relating to the preparation, execution and delivery of this Modification or otherwise related to the Credit Agreement or the Loan Documents which are due and payable on the date hereof pursuant to the terms of any Loan Document (including, without limitation, any costs incurred for appraisals, insurance, tax services, engineering, inspections, searches and recording and attorneys’ fees incurred in connection with the above);

(D)a current Certificate of Existence/Good Standing for each of the Borrower and Guarantor issued by the jurisdiction in which such entity is organized;

(E)certificate of “no change” from Borrower and Guarantor certifying that each such party’s organizational documents have not been amended since January 9, 2018, or have not been amended except to the extent of such amendments as have been attached to such certificates as have been provided to Administrative Agent in writing;

(F)original counterparts of resolutions from each of the Borrower and Guarantor authorizing the execution and delivery of this Modification; and

(G)such other documents, instruments and agreements as the Administrative Agent may reasonably request.

7.Default. The failure of the Borrower or Guarantor to perform any of its obligations under this Modification or the material falsity of any representation or warranty made herein shall, at the option of the Administrative Agent and/or Lenders (as determined in accordance with the Credit Agreement) after expiration of any applicable cure period, constitute an Event of Default under the Credit Agreement and each of the Loan Documents.

8.GOVERNING LAW. THIS MODIFICATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

9.Successors and Assigns. This Modification shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party shall transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent.

10.Effect/Execution of Future Documents. Except as expressly herein amended, the terms and conditions of the Credit Agreement and each of the other Loan Documents remain in full force and effect. The amendments and modifications contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. If any provision of any of this Modification or of any Loan Document, as amended hereby, is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. The Borrower will execute such additional documents as are reasonably requested by the Administrative Agent to reflect the terms and conditions of this Modification, and will cause to be delivered such additional certificates, legal opinions and other documents as are reasonably required by the Administrative Agent.

11.Expenses. The Borrower hereby agrees that all fees, expenses and costs incurred by the Administrative Agent (including, without limitation, fees, expenses and costs of Administrative Agent’s counsel) in negotiating, preparing, reviewing and granting the amendment set forth herein shall, to the extent not paid or invoiced as of the date hereof, be paid by it upon demand as fees, costs and expenses incurred in connection with the Credit Agreement.

12.Counterparts. This Modification may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Modification to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Modification shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered. Each counterpart hereof shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

13.Release. Borrower and Guarantor, for themselves and for each of their respective heirs, personal representatives, successors and assigns, hereby release and waive all claims and/or defenses they now may have against Administrative Agent and Lenders and their successors and assigns on account of any occurrence relating to the Loan, the Loan Documents and/or the transactions reflected therein or thereby which accrued prior to the date hereof, including, but not limited to, any claim that Administrative Agent or any Lender: (a) breached any obligation to Borrower and/or Guarantor in connection with the Loans, (b) was or is in any way involved with Borrower and/or Guarantor as a partner, joint venturer, or in any other capacity whatsoever other than as a lender, (c) failed to fund any portion of the Loan or any other sums as required under any document or agreement in reference thereto, or (d) failed to timely respond to any offers to cure any defaults under any document or agreement executed by Borrower, Guarantor or any third party or parties in favor of Administrative Agent and Lenders. This release and waiver shall be effective as of the date of this Modification and shall be binding upon Borrower and Guarantor and each of their respective heirs, personal representatives, successors and assigns, and shall inure to the benefit of Administrative Agent and Lenders and their successors and assigns. The terms “Administrative Agent” and “Lenders” as used herein shall include, but shall not be limited to, its or their present and former officers, directors, employees, agents and attorneys.

14.Final Agreement. This Modification, together with those documents delivered in connection with Section 6 hereof, represents the final agreement between the parties and supersedes all previous negotiations, discussions and agreements, contemporaneous or subsequent, between the parties, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary their terms. There are no promises, terms, conditions or obligations other than those contained in this Modification. There are no unwritten oral agreements between the parties. Administrative Agent and Borrower hereby acknowledge and agree that at no time shall any prior or subsequent course of conduct by Borrower or Administrative Agent directly or indirectly limit, impair or otherwise adversely affect any of Administrative Agent’s rights, interests or remedies in connection with the Loan and the Loan Documents or obligate Administrative Agent to agree to, or to negotiate or consider an agreement to, any waiver of any obligation or default by Borrower under any Loan Document or any amendment to any term or condition of any Loan Document.

15.Electronic Signatures. This Modification may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. Borrower and Guarantor hereby agree that as soon as reasonably possible, Borrower and Guarantor will provide an original of this Modification to Administrative Agent that will include the wet signatures of Borrower and Guarantor next to any Electronic Signatures.

16.Binding Effect. This Modification shall, upon satisfaction of the items set forth in Section 6 above, be effective as of the date set forth above. Thereafter, this Modification shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender, each of the other parties to the Loan Documents and each of their respective successors and assigns.

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IN WITNESS WHEREOF, this Modification of Loan Documents has been duly executed under seal as of the date and year first above written.

BORROWER:	TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership By: Tanger GP Trust, its sole general partner
	By:	/s/ James F. Williams
	Name:	James F. Williams
	Title:	Vice President and Treasurer

GUARANTOR:	TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation
	By:	/s/ James F. Williams
	Name:	James F. Williams
	Title:	Executive Vice President and Chief Financial Officer

[remainder of page left intentionally blank – additional signature page(s) to follow]

AGENT:
BANK OF AMERICA, N.A., as Administrative Agent for the Lenders
By:    /s/ Jack Redhead
Name: Jack Redhead
Title: Senior Vice President
LENDERS:
BANK OF AMERICA, N.A., as the sole Lender
By:    /s/ Jack Redhead
Name: Jack Redhead
Title: Senior Vice President